Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

Weber Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$227,399,829(1)	.00011020	$25,059.46(2)

Fees Previously Paid	$227,399,829		$25,059.46(3)

Total Transaction Valuation	$227,399,829

Total Fees Due for Filing			$0.00

Total Fees Previously Paid			$25,059.46

Total Fee Offsets			$25,059.46

Net Fee Due			$0.00

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM14C		January 17, 2023		$25,059.46

Fee Offset Sources	Weber Inc.	PREM14C			January 17, 2023		$25,059.46(3)

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 28,248,426, which is the number of shares of Weber Inc. Class A common stock, par value $0.001 per share (the “Class A Shares”) entitled to receive the per share merger consideration, by $8.05, which is the per share merger consideration. The number of Class A Shares included in the calculation includes 67,752 Class A Shares underlying outstanding director restricted stock units entitled to receive the per share merger consideration and excludes the Class A Shares held by BDT WSP Holdings, LLC and BDT Capital Partners Fund I-A Holdings, LLC.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $227,399,829 by 0.00011020.
(3)	Weber Inc. previously paid $25,059.46 upon the filing of its Preliminary Information Statement on Schedule 14C on January 17, 2023, in connection with the transaction reported hereby.